                                                                    Exhibit 16.1



August 14, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated August 14, 2003 of Ceres Group, Inc. and are in agreement with the statements contained in Item 4(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

                                       /s/ Ernst & Young LLP